Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-19057, 333-27977, and 333-136316) of our reports dated March 13, 2008 related to the consolidated financial statements and selected financial ratios and other data of Medallion Financial Corp. and subsidiaries as of December 31, 2007 and 2006 and for each of the three years in the three-year period ended December 31, 2007 and on management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2007 and our report dated March 13, 2008 related to the financial statements of Medallion Bank as of December 31, 2007 and 2006 and for the years then ended, which appear in the Annual Report on Form 10-K of Medallion Financial Corp. for the year ended December 31, 2007.

Weiser LLP

New York, New York

March 13, 2008